EXHIBIT 10.40

January 26, 2001


Mr. John R. Westgarth
7862 Sitio Fresno
Carlsbad, CA  92009

Dear John:

Welcome to Enerdyne! I am pleased you are joining the ARCOMS team and hope you will find our environment both challenging and rewarding. This letter confirms several items concerning your employment.
Compensation

Reporting to Michael Silverman, in the position of President/CEO of Enerdyne Technologies, your start date was January 15, 2001 and your biweekly salary will be $5,384.65 ($ 140,000 annualized). Additionally you will receive 150,000 shares of ARCOMS stock as a signing bonus, to be vested at the rate of 20% after six (6) months, an additional 20% after one (1) year, and 20% per year thereafter. You will also receive an option to purchase 200,000 shares of ARCOMS stock as a long-term incentive to be vested over 5 years.
Incentives

You will receive an incentive if Enerdyne Technologies achieves profitability based on the following structure:

                  25% of base salary if EBITDA = $2 million
                  50% of base salary if EBITDA = $3 million
                  75% of base salary if EBITDA = $4 million

Additionally, you will receive a bonus if you complete the sale of Enerdyne Technologies based on the following structure:

                  5% of the sales price that is in excess of $12,000,000 7.5% of the sales price that is in excess of $15,000,000 10% of the sales price that is in excess of $20,000,000

Should the sale of Enerdyne occur within 3 months of your date of employment your options will be vested at 0%, if the sale occurs within 1 year of your employment options will be vested at 50% and 100% thereafter.

Severance

As per agreement, should your employment be terminated without cause you will receive severance according to the following schedule. If employment is terminated after six (6) months you will be paid three (3) months salary and 50% vesting of options; if your employment is terminated after two (2) years, you will be paid six (6) months salary.

John R. Westgarth
January 26, 2001
Page 2

Vacation and Benefits

As an Officer of the company you will accrue four weeks of vacation per year during the first two years of your employment. You will be eligible to accrue five weeks per year thereafter, ARCOMS employees receive eight (8) paid holidays and two (2) floating holidays per year. Additionally, you will be eligible to participate in all other benefits provided to all employees under the same terms and conditions.

At Will Employment

Because an employment relationship only works when both parties are satisfied, both you and ARCOMS have the right to terminate the relationship with or without cause and with or without notice at any time. Nothing in this offer letter constitutes an employment contract or modifies the at-will nature of your employment relationship.

Contingencies

This job offer is contingent upon a negative pre-employment drug test and the execution of the enclosed Nondisclosure and Confidentiality Agreement.

Please sign and date this offer letter in the space provided below and return it to Human Resources.

John, you are joining a dynamic, rapidly growing organization that you can impact by your contributions. I look forward to working with you.

Sincerely,


/S/ Michael L. Silverman
Michael L. Silverman
Chairman, President and CEO
ARCOMS


/s/ John R. Westgarth
John R. Westgarth